Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
American Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
American Realty Investors, Inc. Reports Second Quarter 2010 Results
Dallas (August 16, 2010) — American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2010. ARL announced today that the Company reported a net loss applicable to common shares of ($26.9) million or ($2.33) per share, as compared to a net loss applicable to common shares of ($36.1) million or ($3.14) per share for the same period ended 2009.
Rental and other property revenues were $85.9 million for the six months ended June 30, 2010. This represents a decrease of $3.8 million, as compared to the prior period revenues of $89.7 million. This change, by segment, is a decrease in the apartment portfolio of $0.3 million, a decrease in the commercial portfolio of $2.5 million, a decrease in the hotel portfolio of $1.6 million and a decrease in the land portfolio of $0.3 million, offset by an increase in the other portfolio of $0.9 million.
Property operating expenses were $52.8 million for the six months ended June 30, 2010. This represents an increase of $1.2 million, as compared to the prior period operating expenses of $51.6 million. This change, by segment, is an increase in our commercial properties of $0.2 million and an increase in our land and other segments of $2.8 million, offset by a decrease in our apartments of $1.1 million and a decrease in our hotels of $0.7 million.
Other income was $1.9 million for the six months ended June 30, 2010. This represents a decrease of $2.0 million, as compared to the prior period other income of $3.9 million. The majority of the decrease was due to $2.3 million recorded, in the prior period, as a gain on the disposition of our investment in the Korean REIT.
Provision on impairment of notes receivable, investments in real estate partnerships, and real estate assets decreased by $30.6 million as compared to prior period. There were no impairment reserves taken in the current period. Impairment in the prior period was recorded as an additional loss of $1.8 million in the commercial portfolio, $19.1 million in land we currently hold and $9.7 million in land that was sold for a loss in subsequent periods.
Loss on land sales was ($4.1) million for the six months ended June 30, 2010. This represents a decrease of $12.3 million as compared to the prior period gain of $8.2 million. In the current period, we sold an aggregate of 23.6 acres for approximately $17.6 million. In the prior period, we sold an aggregate of 28.53 acres for approximately $24.0 million. There were several properties sold in 2010, that due to the provisions of ASC Topic 360-20 “Property, Plant and Equipment — Real Estate Sale”, we were not able to record the sale or recognize the full gain on the sale. During the current period, we deferred gains of $6.4 million on the sales of income-producing properties. The deferred gains will be recognized when we meet the sales criteria for the full accrual method.
Included in discontinued operations are a total of five and 12 properties as of 2010 and 2009, respectively. Properties sold in 2010 that were held in 2009 have been reclassified to discontinued operations for 2010. In 2010, we had one 192-unit apartment complex held for sale and sold four apartment complexes totaling 584 units. In 2009, we sold seven properties, which consisted of three apartment complexes totaling 430 units, three commercial properties totaling 224,000 square feet and one townhouse at 2,363 square feet.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s website at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands, except share and per share amounts)
Revenues:

Rental and other property revenues	$41,601	$44,389	$85,921	$89,697

Expenses:
Property operating expenses	26,756	23,063	52,824	51,589
Depreciation and amortization	7,949	7,946	15,330	15,476
General and administrative	2,724	2,084	5,319	4,917
Provision on impairment of notes receivable and real estate assets	—	30,260	—	30,639
Advisory fee to affiliate	3,993	3,839	8,046	7,685

Total operating expenses	41,422	67,192	81,519	110,306

Operating income (loss)	179	(22,803)	4,402	(20,609)

Other Income (expense):
Interest income	1,326	302	2,828	2,944
Other income	1,023	554	1,888	3,850
Mortgage and loan interest	(22,480)	(22,305)	(42,865)	(42,699)
Earnings from unconsolidated subsidiaries and investees	(71)	(197)	(93)	(197)
Gain on foreign currency translation	906	604	233	78
Litigation settlement	—	(162)	—	318

Total other expenses	(19,296)	(21,204)	(38,009)	(35,706)

Loss before gain on land sales, non-controlling interest, and taxes	(19,117)	(44,007)	(33,607)	(56,315)
Gain (loss) on land sales	(4,121)	8,040	(4,115)	8,208

Loss from continuing operations before tax	(23,238)	(35,967)	(37,722)	(48,107)
Income tax benefit	2,081	820	2,842	2,168

Net loss from continuing operations	(21,157)	(35,147)	(34,880)	(45,939)

Discontinued operations:

Income (loss) from discontinued operations	286	182	649	(738)
Gain on sale of real estate from discontinued operations	5,660	2,161	5,660	6,932
Income tax expense from discontinued operations	(2,081)	(820)	(2,208)	(2,168)

Net income from discontinued operations	3,865	1,523	4,101	4,026

Net loss	(17,292)	(33,624)	(30,779)	(41,913)

Net loss attributable to non-controlling interests	3,543	5,338	5,119	7,023

Net loss attributable to American Realty Investors, Inc.	(13,749)	(28,286)	(25,660)	(34,890)
Preferred dividend requirement	(622)	(622)	(1,244)	(1,244)

Net loss applicable to common shares	$(14,371)	$(28,908)	$(26,904)	$(36,134)

Earnings per share — basic
Loss from continuing operations	$(1.58)	$(2.64)	$(2.69)	$(3.49)
Discontinued operations	0.34	0.13	0.36	0.35

Net loss applicable to common shares	$(1.24)	$(2.51)	$(2.33)	$(3.14)

Earnings per share — diluted
Loss from continuing operations	$(1.58)	$(2.64)	$(2.69)	$(3.49)
Discontinued operations	0.34	0.13	0.36	0.35

Net loss applicable to common shares	$(1.24)	$(2.51)	$(2.33)	$(3.14)

Weighted average common share used in computing earnings per share	11,510,322	11,514,038	11,512,169	11,514,038
Weighted average common share used in computing diluted earnings per share	11,510,322	11,514,038	11,512,169	11,514,038

Amounts attributable to American Realty Investors, Inc.
Loss from continuing operations	$(17,614)	$(29,809)	$(29,761)	$(38,916)
Income from discontinued operations	3,865	1,523	4,101	4,026

Net loss	$(13,749)	$(28,286)	$(25,660)	$(34,890)

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2010	2009
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$1,656,063	$1,718,837
Real estate held for sale at cost, net of depreciation	5,147	5,147
Real estate subject to sales contracts at cost, net of depreciation	82,757	53,341
Less accumulated depreciation	(192,453)	(195,804)

Total real estate	1,551,514	1,581,521
Notes and interest receivable
Performing	91,242	91,872
Non-performing	3,105	3,108
Less allowance for estimated losses	(11,836)	(11,836)

Total notes and interest receivable	82,511	83,144
Cash and cash equivalents	4,885	4,887
Investments in unconsolidated subsidiaries and investees	12,748	13,149
Other assets	113,699	123,353

Total assets	$1,765,357	$1,806,054

Liabilities and Shareholders’ Equity
Liabilities:

Notes and interest payable	$1,265,484	$1,327,188
Notes related to assets held-for-sale	4,969	5,002
Notes related to subject to sales contracts	100,324	61,886
Stock-secured notes payable	23,449	24,853
Affiliate payables	32,397	20,574
Deferred revenue	75,098	70,083
Accounts payable and other liabilities	87,105	85,119

	1,588,826	1,594,705
Commitments and contingencies:
Shareholders’ equity:
Preferred stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A, 3,390,913 shares in 2010 and in 2009 (liquidation preference $33,909), including 900,000 shares in 2010 and 2009 held by subsidiaries	4,979	4,979
Common stock, $ .01 par value, authorized 100,000,000 shares; issued 11,874,138, and outstanding 11,499,138 and 11,514,038 shares in 2010 and in 2009	114	114
Treasury stock at cost: 375,000 and 360,100 shares in 2010 and 2009 and 276,972 shares held by TCI (consolidated) as of 2010 and 2009	(6,074)	(5,954)
Paid-in capital	91,077	91,081
Retained earnings	20,067	46,971
Accumulated other comprehensive income(loss)	(1,960)	2,186

Total American Realty Investors, Inc. shareholders’ equity	108,203	139,377

Non-controlling interest	68,328	71,972

Total equity	176,531	211,349

Total liabilities and equity	$1,765,357	$1,806,054